UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 14, 2010

Date of Report (Date of earliest event reported)

TIB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Florida	0000-21329	65-0655973
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)
599 9th Street North, Suite 101 Naples, Florida		34102-5624
(Address of principal executive offices)		(Zip Code)
(239) 263-3344
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03            Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 14, 2010, TIB Financial Corp. (the “Company”) filed with the Secretary of State of Florida Articles of Amendment to the Company’s Restated Articles of Incorporation, which effected a reverse stock split of the Company’s issued and outstanding common stock, par value $0.10 per share (the “Common Stock”), at a ratio of 1:100, effective immediately after the close of business on December 15, 2010.  The number of authorized shares of Common Stock was correspondingly adjusted from 5,000,000,000 shares to 50,000,000 shares.  A copy of the amendment is included as Exhibit 3.1 to this report, and is incorporated by reference herein.

As a result of the reverse stock split, every 100 shares of the Company’s Common Stock issued and outstanding immediately prior to the effective time will be combined and reclassified into 1 share of Common Stock.  The Company will not issue fractional shares of Common Stock.  Fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share.

Trading of the Common Stock on the NASDAQ Global Select Market on a split-adjusted basis is expected to begin at the open of trading on December 16, 2010.  The Company’s shares will continue to trade on the NASDAQ Global Select Market under the symbol “TIBB” with the letter “D” added to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred.

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description
3.1	Articles of Amendment to the Restated Articles of Incorporation of TIB Financial Corp.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIB FINANCIAL CORP.
Date: December 15, 2010	By:	/s/ Stephen J. Gilhooly
Stephen J. Gilhooly
Executive Vice President and the Treasurer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Amendment to the Restated Articles of Incorporation of TIB Financial Corp.